Exhibit 23.3

December 15, 2003

Advanced Semiconductor Engineering, Inc.

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaohsiung, Taiwan

Republic of China

Ladies and Gentlemen:

Re:  Advanced Semiconductor Engineering, Inc.

We are acting as United States counsel to Advanced Semiconductor Engineering, Inc. (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission by the Company for the purpose of registering under the United States Securities Act of 1933, as amended, 69,000,000 of the Company’s American Depositary Shares representing 345,000,000 of the Company’s common shares of NT$10 par value each and US$150,000,000 zero coupon convertible notes due 2009 of the Company.

We hereby consent to the use of our name under the captions “Taxation” and “Validity of Securities” in the prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this consent.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell